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[LETTERHEAD]

March 7, 2000





United States Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W., Mail Stop 4-4
Washington, D.C.  20549
ATTN:      Steven C. Duvall
           Assistant Director

Dear Mr. Duvall:

Re:      e-Auction Global Trading, Inc.
         Registration Statement on Form 10-SB/A
         Filed January 18, 2000
         File No. 0-28741

I have reviewed the disclosure set out in Item 3 -- Changes in and Disagreements with Accountants as contained in the Form 10-SB/A of e-Auction Global Trading Inc. as filed on or about March 6, 2000 and I am in agreement with statements made therein. I also consent to the use of my name in the said registration statement. I also confirm that my departure as auditor of Kazari International, Inc. (now e-Auction Global Trading Inc.) was in no way due to any disagreements or disputes between myself and the management of Kazari International, Inc. (now e-Auction Global Trading Inc.).

If you require any further information from me, please do not hesitate to contact me.

Yours very truly,

/s/ David A. Cox

David A. Cox
Chartered Accountant